                          SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            REHABCARE GROUP, INC.
              (Name of Registrant as Specified in Its Charter)


    (Name of Person Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

      (1)  Title of each class of securities to which transaction applies:
      (2)  Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
      (4)  Proposed maximum aggregate value of transaction:
      (5)  Total Fee paid:

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:
      (2)  Form, Schedule or Registration Statement No.:
      (3)  Filing Party:
      (4)  Date Filed:

                              [RehabCare LOGO]
                           7733 FORSYTH BOULEVARD
                                 SUITE 1700
                         ST. LOUIS, MISSOURI 63105



                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MAY 1, 2002


Dear Stockholder:

                  The Annual Meeting of Stockholders of RehabCare Group, Inc. ("RehabCare") will be held at the Pierre Laclede Center, 7733 Forsyth Boulevard, Second Floor, St. Louis, Missouri on May 1, 2002, at 8:00 a.m., local time, for the following purposes:

                  1. To elect seven directors to hold office until the next Annual Meeting or until their successors shall have been duly elected and qualified.

                  2. To transact any and all other business that may properly come before the Annual Meeting or any adjournment thereof.

                  Only stockholders of record of RehabCare at the close of business on March 4, 2002 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

                  WE CORDIALLY INVITE YOU TO ATTEND THE ANNUAL MEETING. EVEN IF YOU PLAN TO BE PRESENT AT THE MEETING IN PERSON, YOU ARE REQUESTED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED SO THAT YOUR SHARES WILL BE REPRESENTED. THE MAILING OF AN EXECUTED PROXY CARD WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON SHOULD YOU LATER DECIDE TO ATTEND THE ANNUAL MEETING.


                                        Alan C. Henderson
                                        President and Chief Executive Officer


March 28, 2002

                              [RehabCare LOGO]
                           7733 FORSYTH BOULEVARD
                                 SUITE 1700
                         ST. LOUIS, MISSOURI 63105


                               PROXY STATEMENT
                                     FOR
                       ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MAY 1, 2002

                              -----------------

                             GENERAL INFORMATION

                  This Proxy Statement is furnished to the stockholders of RehabCare Group, Inc. ("RehabCare") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held at the Pierre Laclede Center, 7733 Forsyth Boulevard, Second Floor, St. Louis, Missouri, at 8:00 a.m., local time, and at all adjournments thereof (the "Annual Meeting"), for the purposes set forth in the preceding Notice of Annual Meeting of Stockholders.

                  This Proxy Statement, the Notice of Annual Meeting and the accompanying proxy card were first mailed to the stockholders of RehabCare on or about March 28, 2002.

                  The proxy set forth on the accompanying proxy card is being solicited by the Board of Directors of RehabCare. All proxies will be voted in accordance with the instructions contained in the proxy. If no direction is specified in the proxy, executed proxies will be voted for the election of the seven directors nominated by the Board of Directors. A proxy may be revoked at any time before it is voted by filing a written notice of revocation or a later-dated proxy card with the Secretary of RehabCare at the principal offices of RehabCare or by attending the Annual Meeting and voting the shares in person. Attendance alone at the Annual Meeting will not revoke a proxy. Proxy cards that are properly executed, timely received and not revoked will be voted in the manner indicated thereon at the Annual Meeting and any adjournment thereof.

                  RehabCare will bear the entire expense of soliciting proxies. Proxies will be solicited by mail initially. The directors, executive officers and employees of RehabCare may also solicit proxies personally or by telephone or other means but such persons will not be compensated for such services.

                  Only stockholders of record at the close of business on March 4, 2002 are entitled to notice of, and to vote at, the Annual Meeting. On such date, there were 17,333,561 shares of common stock, $0.01 par value (the "Common Stock"), of RehabCare issued and outstanding.

                  Each outstanding share of RehabCare Common Stock on March 4, 2002 is entitled to one vote for each director to be elected at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors. A majority of the outstanding shares of Common Stock present in person or by proxy will constitute a quorum at the Annual Meeting. A plurality of the votes cast is required for the election of directors, which means that the nominees with the seven highest vote totals will be elected as directors. As a result, a designation on the proxy that the stockholder is "withholding authority" for a nominee or nominees and broker "non-votes" do not have an effect on the results of the vote for the election of directors. A designation on the proxy that the stockholder is "withholding authority" to vote for a nominee or nominees will be counted, but broker "non-votes" will not be counted, for the purpose of determining the number of shares represented at the meeting for purposes of determining whether a quorum of shares is present at the meeting. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

              VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

                  The following persons are known to management of RehabCare to be the beneficial owners of five percent or more of RehabCare Common
Stock:

                                                           NUMBER OF SHARES       PERCENT OF OUTSTANDING
              NAME AND ADDRESS OF BENEFICIAL OWNER        BENEFICIALLY OWNED          COMMON STOCK(1)
              ------------------------------------        ------------------          ---------------
              FMR Corp.(2)                                    2,068,140                    11.9%
                  82 Devonshire Street
                  Boston, Massachusetts 02109

              Wasatch Advisors, Inc.(3)                       1,370,953                     7.9
                  150 Social Hall Avenue
                  Salt Lake City, Utah  84111

              Boston Partners Asset Management, L.P.(4)       1,150,075                     6.6
                  28 State Street, 20th Floor
                  Boston, Massachusetts  02109

---------

(1) The percentage calculations are based upon 17,333,561 shares of RehabCare Common Stock issued and outstanding on March 4, 2002.

(2)   The information provided herein is based upon an Amendment No. 7 to
      Schedule 13G, dated February 14, 2002, filed jointly by FMR Corp., Fidelity Management & Research Company ("FMRC"), Fidelity Management Trust Company ("FMTC"), Fidelity Low Priced Stock Fund ("FLSF"), Edward C. Johnson 3d and Abigail P. Johnson. Each of FMR Corp.,
      Edward C. Johnson 3d and Abigail P. Johnson reported sole dispositive power with respect to 2,068,140 shares reported as beneficially owned and FMR Corp. reported sole voting power with respect to 75,100 shares reported as beneficially owned. FMRC reported sole dispositive power with respect to 1,993,040 shares, FMTC reported sole voting and dispositive power with respect to 75,100 shares and FLSF reported sole dispositive power with respect to 1,353,300 shares reported as beneficially owned.

(3) The information provided herein is based on a Schedule 13G, dated February 15, 2002, filed by Wasatch Advisors, Inc. an investment adviser registered under the Investment Advisers Act of 1940. Wasatch Advisors, Inc. reported sole voting and dispositive power with respect to all 1,370,953 shares reported as beneficially owned.

(4) The information provided herein is based upon a Schedule 13G, dated January 28, 2002, filed jointly by Boston Partners Asset Management, L.P., an investment advisor ("BPAM"), Boston Partners, Inc., the general



                                     2


      partner of BPAM ("Boston Partners"), and Desmond John Heathwood, the principal stockholder of Boston Partners. Each of BPAM, Boston Partners and Desmond John Heathwood reported shared voting and dispositive power with respect to all 1,150,075 shares reported as beneficially owned.


                      SECURITY OWNERSHIP BY MANAGEMENT

                  The following table sets forth, as of March 4, 2002, the beneficial ownership of RehabCare Common Stock by each director and each executive officer named in the Summary Compensation Table, individually, and all directors and executive officers as a group:

                                                               NUMBER OF SHARES       PERCENT OF OUTSTANDING
NAME OF BENEFICIAL OWNER                                   BENEFICIALLY OWNED(1)(2)       COMMON STOCK(3)
------------------------                                   ------------------------       ---------------
Alan C. Henderson                                                 540,677(4)                    3.0%
William G. Anderson, CPA                                          220,246                       1.3
Richard E. Ragsdale                                               115,869(5)                     (6)
John H. Short, Ph.D                                               145,561                        (6)
H. Edwin Trusheim                                                 179,268                       1.0
Colleen Conway-Welch, Ph.D., R.N.                                  12,911                        (6)
Theodore M. Wight                                                  64,861                        (6)
Tom E. Davis                                                       91,891                        (6)
Gregory F. Bellomy                                                 67,346                        (6)
Patricia Henry                                                     15,639                        (6)
Hickley M. Waguespack                                              58,264                        (6)
Maurice Arbelaez                                                   59,538                        (6)
All directors and executive officers as a group
 (15 persons)                                                   1,641,968                       8.8

---------

(1) Except as otherwise noted, each individual has sole voting and investment power with respect to the shares listed beside his or her name.

(2)  Totals include 55,100, 200,061, 110,061, 142,561, 176,268, 12,461,
     64,861, 91,891, 27,500, 15,000, 52,012, 41,880 and 1,422,385 shares subject to stock options owned by Henderson, Anderson, Ragsdale, Short, Trusheim, Conway-Welch, Wight, Davis, Bellomy, Henry, Waguespack and Arbelaez and all directors and executive officers as a group, respectively, that are either presently exercisable or exercisable within 60 days of March 4, 2002. In addition, with respect to Mr. Henderson, the total includes 362,964 shares subject to stock options owned by a trust of which Mr. Henderson is the trustee that are either presently exercisable or exercisable within 60 days of March 4, 2002. Totals also include 842, 572 and 1,414 shares allocated to Mr. Arbelaez, Ms. Henry and all directors and officers as a group, respectively, under RehabCare's 401(k) plan.

(3) Based upon 17,333,561 shares of RehabCare Common Stock issued and outstanding as of March 4, 2002 and, for each director or executive officer or the group, the number of shares subject to options exercisable by such director or executive officer or the group within 60 days of March 4, 2002.

(4) Includes (a) 93,675 shares owned by a trust of which Mr. Henderson is the trustee and (b) 2,000 shares owned by Mr. Henderson's spouse as custodian for Mr. Henderson's children, as to which shares Mr. Henderson has no voting or investment power.

(5) Includes 5,808 shares of RehabCare Common Stock held by The Ragsdale Family Foundation, of which Mr. Ragsdale is a director, and as to which shares Mr. Ragsdale has shared voting and investment power.

(6)  Less than one percent.

                      PROPOSAL 1. ELECTION OF DIRECTORS

                  At the Annual Meeting, the holders of RehabCare Common Stock will vote on the election of seven directors to serve a term of one year until the 2003 Annual Meeting or until their successors shall have been duly elected and qualified. The persons named as proxies on the accompanying proxy card intend to vote all duly executed proxies received by the Board of Directors for the election of the seven directors listed below, except as otherwise directed by the stockholder on the proxy card. If for any reason any nominee becomes unavailable for election, which is not now anticipated, the persons named in the accompanying proxy card will vote for a substitute nominee as designated by the Board of Directors. The seven nominees receiving the highest number of votes will be elected as directors of RehabCare. All nominees are currently directors of RehabCare. The Board of Directors recommends a vote "FOR" the election of each of the directors.

                  The name, age, principal occupation or position, business experience and other directorships for each of the directors is set forth below.

                  H. EDWIN TRUSHEIM, 74, has been the Chairman of the Board of Directors of RehabCare since 1998 and has served as a director since 1992. Mr. Trusheim served as Chairman of the Board of Directors and Chief Executive Officer of General American Life Insurance Company prior to his retirement. Mr. Trusheim also serves as a director of Reinsurance Group of America, Inc.

                  ALAN C. HENDERSON, 56, has been President and Chief Executive Officer and a director of RehabCare since 1998. Prior to becoming President and Chief Executive Officer, Mr. Henderson was Executive Vice President, Chief Financial Officer and Secretary of RehabCare from 1991 through May 1998. Mr. Henderson also serves as a director of General American Capital Corp., Angelica Corporation and Reinsurance Group of America, Inc. and is a member of the St. Louis Corporate Board of U.S. Bancorp.

                  WILLIAM G. ANDERSON, CPA, 69, has been a director of RehabCare since 1991. Mr. Anderson served as Vice Chairman of Ernst & Young prior to his retirement.

                  COLLEEN CONWAY-WELCH, PH.D., R.N., 57, has been a director of RehabCare since September 2000. Dr. Conway-Welch serves as the dean and a professor at Vanderbilt University's School of Nursing, where she has been employed since 1984. Dr. Conway-Welch also serves on the board of directors of Pinnacle Bank in Nashville, Tennessee, Nurses for Newborns of Tennessee, Ardent Health Services and Caremark RX, Inc.

                  RICHARD E. RAGSDALE, 58, has been a director of RehabCare since 1993. Mr. Ragsdale also serves as a director of ProMedCo Management Company, HealthMont, Inc. and Vanderbilt University Technology Company and as Chairman of Hospital Authority of Metro Government, Nashville, Tennessee.

                  JOHN H. SHORT, PH.D., 57, has been a director of RehabCare since 1991. Dr. Short also serves as Managing Partner of Phase 2 Consulting, a healthcare consulting business.

                  THEODORE M. WIGHT, 59, has been a director of RehabCare since 1991. Mr. Wight also serves as a General Partner of the General Partners of Walden Investors, a healthcare venture capital business, and Pacific Northwest Partners SBIC, L.P., a healthcare venture capital business, and as a director of Interlinq Software Corp. and various privately-held companies.

                      BOARD OF DIRECTORS AND COMMITTEES

                  During the year ended December 31, 2001, the Board of Directors of RehabCare met four times. Each director attended not less than 75% of the meetings of the Board of Directors and committees of which such director was a member during 2001. The Board of Directors of RehabCare has standing Audit, Compensation, Nominating and Compliance Committees.

                  The current members of the Audit Committee are Mr. Anderson and Drs. Short and Conway-Welch. The Audit Committee met six times during 2001. The duties of the Audit Committee include (i) selecting the independent auditors of RehabCare and negotiating the scope and cost of the audit and other services rendered to RehabCare by such auditors, (ii) meeting periodically with RehabCare's independent auditors and management to review the work of each and to ensure that each is properly discharging its responsibilities and (iii) reviewing RehabCare's accounting policies and internal controls to determine whether such policies and controls are adequate and are being followed.

                  The Compensation Committee reviews and recommends to the Board of Directors the salaries of all executive officers of RehabCare and authorizes all other forms of executive compensation. The current members of the Compensation Committee are Messrs. Trusheim, Ragsdale and Wight. The Compensation Committee met four times during 2001. The Compensation Committee is also responsible for the administration of all aspects of RehabCare's stock-based incentive plans.

                  The Nominating Committee recommends to the Board of Directors nominees for directors, nominees for members of all committees of the Board and candidates for appointment as executive officers. The Nominating Committee will consider nominees for directors recommended by stockholders. The Nominating Committee is comprised of Messrs. Ragsdale, Wight and Henderson. The Nominating Committee met one time during 2001.

                  The Compliance Committee members are Mr. Ragsdale and Drs. Short and Conway-Welch. The Compliance Committee is responsible for overseeing the implementation and operation of RehabCare's ongoing regulatory compliance program, including the enforcement of appropriate disciplinary mechanisms to ensure that all reasonable steps are taken to respond to a regulatory offense and to prevent future offenses of a similar kind. The Compliance Committee met three times during 2001.

                               DIRECTORS' FEES

                  Directors who are not also employees of RehabCare are paid $4,000 for each meeting of the Board of Directors attended in person. Directors are also reimbursed for expenses incurred in connection with their attendance at Board meetings. In addition, each of the directors who is not also an employee of RehabCare participates in RehabCare's 1994 Directors' Stock Option Plan and 1999 Non-Employee Director Stock Plan which provide for the granting of stock options and other stock-based awards to non-employee directors of RehabCare. In January 2001, options to acquire 4,861 shares of RehabCare Common Stock at an exercise price of $39.50 per share, the fair market value on the date of grant, were granted to each of Messrs. Anderson, Ragsdale, Trusheim and Wight and Drs. Short and Conway-Welch. In addition, in February 2001, options to acquire 2,207 shares of RehabCare Common Stock at an exercise price of $43.50 per share, the fair market value on the date of grant, were granted to Mr. Trusheim for his services as Chairman of the Board of Directors.

                      REPORT OF COMPENSATION COMMITTEE
                      REGARDING EXECUTIVE COMPENSATION

GENERAL

                  RehabCare's executive compensation program is administered by the Compensation Committee of the Board of Directors. During the year ended December 31, 2001, the Committee was composed of three non-employee directors, Messrs. Trusheim (Chairman), Ragsdale and Wight.

                  RehabCare's executive compensation policy is designed and administered to provide a competitive compensation program that will enable RehabCare to attract, motivate, reward and retain executives who have the skills, education, experience and capabilities required to discharge their duties in a competent and efficient manner. The compensation policy is based on the principle that the financial rewards to the executive are aligned with the financial interests of the stockholders of RehabCare. In this manner, RehabCare will meet its ultimate responsibility to its stockholders by striving to give a suitable long-term return on their investment through earnings from operations and prudent management of RehabCare's business and operations.

                  RehabCare's executive compensation strategy has three separate elements consisting of base salary, annual incentive compensation and long-term incentive compensation. The following is a summary of the policies underlying each element.

BASE SALARY

                  The Committee has determined the salary ranges for each of the executive officer positions of RehabCare based upon the level and scope of the responsibilities of the office, the pay levels of similarly positioned executive officers among companies competing for the services of these types of executives and a consideration of the level of experience and performance profile of the particular executive officer. In considering the competitors in the market, RehabCare emphasizes privately-held and publicly-traded healthcare outsourcing companies with similar revenue, earnings and market capitalization profiles to RehabCare.

                  The Committee's recent practice has been to establish a range of base salaries for particular executive officers within the range offered by the comparison group of companies so as to be able to attract and retain high quality people. The data utilized in determining such ranges is compiled from publicly available information for the comparison group of companies and from various salary surveys that are made available to the public by trade and industry associations, accounting firms, compensation consultants and professional groups.

                  During the year ended December 31, 2001, Mr. Henderson had a separate employment agreement with RehabCare. Mr. Henderson's employment agreement establishes an initial base salary and requires that the base salary rate be reviewed for adjustment at least annually. The Committee met in 2001 to consider base salary increases for Messrs. Arbelaez, Bellomy, Davis and Waguespack based upon the performance evaluation and recommendation of the Chief Executive Officer. Base salary increases for Mr. Henderson, as the Chief Executive Officer, are based upon the performance evaluation conducted by the Committee and/or the Board of Directors.

                  In connection with the Committee's annual evaluation of the base salaries of the executive officers of RehabCare, in 2001 the Committee increased the respective annual base salary of

Messrs. Henderson, Arbelaez, Bellomy, Davis and Waguespack by between 5.0% and 27.5% of such executive officer's previous annual base salary.

ANNUAL INCENTIVE COMPENSATION

                  For services rendered during the year ended December 31, 2001, each of RehabCare's executive officers received cash bonuses based on performance-based criteria. Mr. Henderson has a performance-based annual cash bonus compensation component set forth in his employment agreement with RehabCare. Under the contractual provisions, the cash bonus for Mr. Henderson is based upon the achievement of certain targets for the annual growth in RehabCare's fully diluted earnings per share, excluding extraordinary items and after deduction of accrued bonuses (hereinafter referred to as "EPS"). The cash bonus for Mr. Henderson ranges from 4% of his base salary during the applicable year for a 10% annual growth rate in EPS up to 100% of his then current base salary for a 31% annual growth rate in EPS. For the year ended December 31, 2001, Mr. Henderson did not receive a cash bonus under this formula. Messrs. Bellomy, Davis and Waguespack and Ms. Henry received performance-based cash bonuses of $137,461, $41,781, $43,870 and $90,000, respectively, for the year ended December 31, 2001.

LONG-TERM INCENTIVE COMPENSATION

                  The Committee believes that long-term incentive compensation is the most direct way of tying the executive compensation to increases in stockholder value. RehabCare's long-term incentive programs are stock-based, thereby providing a means through which executive officers will have incentive to continue high quality performance with RehabCare over a long period of time while building a meaningful investment in RehabCare Common Stock.

                  Executive officers and other eligible employees of RehabCare are granted options to purchase shares of RehabCare Common Stock from time to time based upon their respective levels of duties. The Board of Directors, upon the recommendation of the Committee, has given the Chief Executive Officer the authority to grant newly hired employees of RehabCare options to purchase up to 10,000 shares of RehabCare Common Stock. Each option has an exercise price equal to the fair market value of RehabCare Common Stock on the date of grant and has a term of ten years.

                  The Committee from time to time has evaluated the level of long-term incentives provided to each of the executive officers of RehabCare and each officer's relative contributions to corporate performance. Based upon such evaluation, during the year ended December 31, 2001, the Committee has approved grants of additional options to certain executive officers of RehabCare in recognition of increases in the authority and responsibility of such officers and their contributions toward improvements in the operating performance of RehabCare. During the year ended December 31, 2001, the Committee granted 200,000 and 55,000 options to Messrs. Henderson and Bellomy, respectively.

                  The Committee believes that the long-term incentive program gives the participating officers a meaningful opportunity for equity appreciation incentives from the stock-based grants.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

                  Mr. Henderson's base salary, annual incentive compensation and long-term incentive compensation are determined by the Committee in the same manner as is used by the Committee for executive officers generally as well as by reference to Mr. Henderson's employment agreement with RehabCare. The total compensation package of Mr. Henderson is designed to be competitive within the industry while creating awards for short- and long-term performance in line with the financial interests of the stockholders. A substantial portion of Mr. Henderson's cash compensation for the year is incentive-based and is therefore at risk to the extent that RehabCare does not meet or exceed the pre-established EPS growth objectives included in his employment agreement.


              COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
   H. EDWIN TRUSHEIM         RICHARD E. RAGSDALE        THEODORE M. WIGHT

                     COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

                  For the years ended December 31, 2001, 2000 and 1999, the following table presents summary information concerning compensation awarded, paid to or earned by the Chief Executive Officer and each of the other four most highly compensated executive officers for the year ended December 31, 2001 for services rendered to RehabCare. The table also includes information with respect to Maurice Arbelaez, former President of the Staffing Division, who would have been one of the four most highly compensated executive officers for the year ended December 31, 2001 if he had been an executive officer on December 31, 2001.

                                                                                  LONG TERM
                                                      ANNUAL COMPENSATION        COMPENSATION
                                                      -------------------        ------------
                                                                                  SECURITIES
                                                                                  UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR        SALARY ($)      BONUS($)       OPTIONS(#)     COMPENSATION($)(1)
---------------------------            ----        ----------      --------       ----------     ------------------
Alan C. Henderson,                     2001          431,680            --          200,000            3,400
President and Chief                    2000          394,593       400,000               --            3,400
Executive Officer                      1999          343,333       223,167           60,000            3,200

Gregory F. Bellomy                     2001          211,478       137,461           55,000            3,400
President, Staffing Division           2000          198,749       169,150           10,000            3,400
                                       1999          193,167        60,781               --            1,293

Tom E. Davis,                          2001          230,833        41,781               --            3,400
President, Inpatient Division          2000          211,875       173,290           15,000            3,400
                                       1999          198,333       167,191           40,000            3,200

Patricia Henry                         2001          155,682        90,000               --            3,400
President, Contract Therapy
Division(2)

Hickley M. Waguespack                  2001          207,917        43,870               --            3,400
Executive Vice President               2000          198,750       186,861               --            3,400
Customer Service and Retention         1999          193,000       162,695           12,000            3,200

Maurice Arbelaez                       2001          237,710            --               --          733,166(4)
Former President, Staffing             2000          194,057       195,246           40,000            3,400
Division(3)                            1999          155,475       142,059           38,000            3,200

---------

(1) Except as otherwise indicated, totals include amounts contributed by RehabCare pursuant to the matching portion of RehabCare's 401(k) plan.

(2) Ms. Henry became an executive officer of RehabCare in November 2001. Prior thereto, Ms. Henry served as Senior Vice President of Operations of the Contract Therapy Division of RehabCare.

(3) Mr. Arbelaez ceased to be an executive officer of RehabCare on November 6, 2001 and his employment with RehabCare terminated on December 31, 2001.

(4) The amount disclosed includes $510,000 payable to Mr. Arbelaez pursuant to a letter agreement entered into by RehabCare and Mr. Arbelaez in connection with the termination of his employment. Pursuant to the letter agreement, Mr. Arbelaez agreed to provide consulting services to RehabCare during the period from January 1, 2002 to September 30, 2002. In addition, the amount disclosed includes a $150,000 promissory note and $7,068 of accrued interest to be forgiven on September 30, 2002 pursuant to the terms of the letter agreement. The amount disclosed also includes $62,698 paid in connection with Mr. Arbelaez' relocation to St. Louis, Missouri and $3,400 contributed by RehabCare pursuant to the matching portion of RehabCare's 401(k) plan.

EMPLOYMENT, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

                  RehabCare currently has employment agreements with Alan C. Henderson, President and Chief Executive Officer, and Gregory F. Bellomy, President of the Staffing Division. Mr. Henderson's Employment Agreement will continue to be automatically renewed for successive one-year terms unless terminated by either party and provides for a minimum annual base salary and annual cash bonuses based upon the achievement of certain targets for the annual growth in RehabCare's EPS. The cash bonuses will range from 4% of Mr. Henderson's then-current base salary for a 10% annual growth rate in EPS up to 100% of his then-current base salary for a 31% annual growth rate in EPS. Mr. Henderson's agreement provides for severance pay upon termination by RehabCare equal to one year's base salary plus Mr. Henderson's pro rata bonus for the year of termination, and for a one-year covenant not to compete on the part of Mr. Henderson.

                  Mr. Bellomy's employment agreement expires August 31, 2002 and will continue to be automatically renewed for successive one-year terms unless terminated by either party. Mr. Bellomy's employment agreement provides for a minimum annual base salary and annual bonuses under a bonus plan consistent with bonus plans of other division presidents. Mr. Bellomy's employment agreement also provides for a severance benefit equal to Mr. Bellomy's then-current annual salary in the event of his termination without cause (as defined in the agreement) prior to or following a change-in-control transaction (as defined in the agreement) or for good reason (as defined in the agreement) following a change-in-control transaction. Mr. Bellomy's employment agreement provides for a one-year covenant not to compete on the part of Mr. Bellomy.

                  Each of Messrs. Henderson and Waguespack has a separate termination agreement with RehabCare under which such executive officer will be paid severance benefits in the event that his employment with RehabCare is terminated (as defined below) within three years of a change in control (as defined below) of RehabCare but prior to such executive officer reaching the age of 65. Prior to a change in control, each agreement is subject to an automatic extension each year for an additional year, except if RehabCare gives a 60-day written notice to the executive officer that the term will not be so extended.

                  The termination agreement of Mr. Henderson requires a lump-sum cash payment in an amount equal to 2.99 times his average annual compensation for the five full years preceding the year in which the termination occurs and provides for the continuation of Mr. Henderson's health and welfare benefits until the earlier of (i) one year after the date of termination or (ii) his commencement of full-time employment with another company. The agreement of Mr. Waguespack requires a lump-sum cash payment in the event of termination in an amount equal to his then-current annual rate of compensation. In addition, Mr. Waguespack's health and welfare benefits will continue for one year after the date of termination.

                  Each of Messrs. Bellomy and Davis has a separate termination agreement with RehabCare under which such executive officer will be paid severance benefits in the event that his employment with RehabCare is terminated without cause (as defined below) prior to a change in control (as defined below) or within three years of a change in control or in the event that the executive officer terminates his employment following a change in control for good reason (as defined below). Each agreement is subject to an automatic extension each year for an additional year, unless either party gives the other written notice of such party's intent not to renew.

                  Upon a termination without cause prior to a change in control, the termination agreement of each of Messrs. Bellomy and Davis requires continuation of the executive's annual base salary and prorated target bonus (as defined in the agreement) to be paid on a monthly basis over twelve months. In each case, all stock-based awards that have not expired and are scheduled to vest and/or become exercisable within six months shall vest and/or become exercisable as of the date of termination (as defined in the agreement). In addition, the executive's health and welfare benefits will continue until the earlier of (i) one year after the date of termination or (ii) the commencement of coverage under a new employer's plan.

                  Following a change in control and for three years thereafter, upon a termination without cause, or upon the executive's termination of employment for good reason, Messrs. Bellomy and Davis are entitled to a lump-sum cash payment in an amount equal to 1.5 times the executive's then-current annual base salary and severance bonus amount (as defined in the agreement). In each case, all stock-based awards that have not expired shall vest and/or become fully exercisable as of the change of control date.

                  If payment of the foregoing amounts and any other benefits received or receivable upon termination under any of the termination agreements would subject the executive to the payment of a federal excise tax, the total amount payable by RehabCare to such executive shall be increased by an amount sufficient to provide him (after satisfaction of all excise taxes and all federal and state income taxes attributable to such increased payment) with a net amount equal to the federal excise tax owed by him.

                  "Change in control" is generally defined in the termination agreements as (i) the acquisition by any person of beneficial ownership of 25% or more (20% or more with respect to the termination agreements of Messrs. Henderson and Waguespack) of the outstanding shares of RehabCare Common Stock or of the combined voting power in the election of directors; (ii) the replacement of the majority of the existing directors or persons nominated for election as directors by the incumbent Board of Directors; (iii) approval by the stockholders of RehabCare of a reorganization, merger or consolidation unless following such transaction control of the surviving company does not change through changes in the beneficial ownership of the securities or membership on the Board of the surviving corporation; or (iv) approval by the stockholders of RehabCare of a complete liquidation or dissolution of RehabCare or the sale of substantially all of the assets of RehabCare. "Termination" generally includes any event which ends the executive officer's employment relationship with RehabCare, other than a termination due to the death, disability or retirement of the executive officer, a termination by RehabCare for cause (as defined below) or a termination by the executive officer for other than good reason (as defined below). "Cause" is generally defined as (i) the willful and continued failure (after demand by RehabCare) to substantially perform the duties of the office other than due to physical or mental incapacity of the executive officer or (ii) the willful engagement in misconduct by the executive officer that is materially injurious to RehabCare. "Good reason" is generally defined as (i) the assignment of duties inconsistent with the executive officer's position, duties, responsibilities and status immediately prior to a change in control; (ii) a reduction in the executive officer's current base salary; (iii) failure to continue the executive officer's then-current participation level in RehabCare's bonus, compensation or other benefit plans; (iv) the geographic relocation of the executive officer; or (v) any breach of the agreement.

                  RehabCare and Maurice Arbelaez are parties to a letter agreement, dated as of December 31, 2001, with respect to various matters relating to the termination of his employment with RehabCare. Pursuant to the letter agreement, Mr. Arbelaez' employment was terminated on December 31, 2001, and Mr. Arbelaez agreed to provide certain consulting services to RehabCare during the period from January 1, 2002 to September 30, 2002. In recognition of Mr. Arbelaez' consulting services and the termination of his employment, the letter agreement provides that Mr. Arbelaez will be entitled to receive payments from RehabCare in the aggregate amount of $510,000, and that RehabCare will forgive all principal and accrued interest under an outstanding $150,000 loan from RehabCare to Mr. Arbelaez. In addition, Mr. Arbelaez also is entitled to receive paid medical and health benefits from RehabCare through December 31, 2002.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

                  The following table sets forth information with respect to the exercise of stock options by the executive officers named in the Summary Compensation Table during the year ended December 31, 2001 and the number of exercisable and unexercisable stock options at December 31, 2001, as well as the value of such stock options having an exercise price lower than the last reported trading price on December 31, 2001 ("in-the-money" options) held by the executive officers named in the Summary Compensation Table.

                                                                                                   VALUE OF
                                                                 NUMBER OF SECURITIES             UNEXERCISED
                                                                UNDERLYING UNEXERCISED           IN-THE-MONEY
                                                                  OPTIONS AT FISCAL           OPTIONS AT FISCAL
                                  SHARES                             YEAR-END(#)                YEAR-END ($)(1)
                               ACQUIRED ON         VALUE            EXERCISABLE/                 EXERCISABLE/
       NAME                    EXERCISE (#)     REALIZED ($)        UNEXERCISABLE               UNEXERCISABLE
       ----                    ------------     ------------    ----------------------        -----------------
Alan C. Henderson                 133,400        $4,142,254        418,064/220,000           $8,860,684/$611,436


Gregory F. Bellomy                     --                --          27,500/87,500               536,875/663,275


Tom E. Davis                           --                --          91,891/48,963             1,820,151/765,869


Patricia Henry                         --                --          15,000/14,000               299,019/180,082


Hickley M. Waguespack              25,000           757,417           52,012/6,000             1,270,736/122,287


Maurice Arbelaez                       --                --          32,380/50,940               454,979/441,075

---------

(1) Based on a price per share of $29.60, the last reported sale price of RehabCare Common Stock on December 31, 2001.

OPTION GRANTS IN LAST YEAR

                  The following table sets forth information concerning stock option grants made in the year ended December 31, 2001 to the executive officers named in the Summary Compensation Table.






                                                  INDIVIDUAL GRANT
                       --------------------------------------------------------------------
                                                                                             POTENTIAL REALIZABLE VALUE
                                          PERCENT OF                                           AT ASSUMED ANNUAL RATES
                         NUMBER OF       TOTAL OPTIONS                                       OF STOCK PRICE APPRECIATION
                         SECURITIES       GRANTED TO                  MARKET                     FOR OPTION TERM(5)
                         UNDERLYING      EMPLOYEES IN   EXERCISE OR  PRICE ON                ---------------------------
                          OPTIONS           FISCAL      BASE PRICE    DATE OF   EXPIRATION
      NAME              GRANTED (#)         YEAR(%)       ($/SH)     GRANT ($)    DATE(4)       5% ($)       10% ($)
      ----              -----------         -------       ------     ---------    -------       ------       -------
Alan C. Henderson        150,000(1)          29.5%        $43.50      $43.50    02/27/2011     4,103,537    10,399,170
                          50,000(2)           9.8          38.00       38.00    05/03/2011     1,194,900     3,028,111
Gregory F. Bellomy        15,000(3)           3.0          40.00       40.00    08/29/2011       377,337       956,245
                          40,000(3)           7.9          26.44       26.44    11/06/2011       665,119     1,685,542

---------

(1) The option becomes exercisable with respect to 7,500, 15,000, 15,000, 37,500 and 75,000 shares on November 15, 2001, 2002, 2003, 2004 and
     2005, respectively.

(2) The option becomes exercisable with respect to 2,500, 5,000, 5,000, 12,500 and 25,000 shares on November 15, 2001, 2002, 2003, 2004 and
     2005, respectively.

(3) The option becomes exercisable with respect to 25%, 50%, 75% and 100% of the total number of shares subject to the option on each of the first, second, third and fourth anniversaries, respectively, of the date of award.

(4) The options terminate on the earlier of: ten years after grant; three months after termination of employment, except in the case of retirement, death or total disability; or twenty-four months after termination of employment in the case of retirement, death or total disability.

(5) The indicated 5% and 10% rates of appreciation are provided to comply with Securities and Exchange Commission regulations and do not necessarily reflect the views of RehabCare as to the likely trend in the Common Stock price. Actual gains, if any, on stock option exercises and Common Stock holdings will be dependent on, among other things, the future performance of the Common Stock and overall market conditions. There can be no assurance that the amounts reflected above will be achieved. Additionally, these values do not take into consideration the provisions of the options providing for nontransferability or delayed exercisability.


                        REPORT OF THE AUDIT COMMITTEE

                  The Audit Committee oversees RehabCare's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Audit Committee operates pursuant to a written charter, which was approved and adopted by the Board of Directors on May 10, 2000. The Board of Directors has determined that each of the members of the Audit Committee are independent within the meaning of the listing standards of the New York Stock Exchange. RehabCare's independent accountants, KPMG LLP, are responsible for expressing an opinion on the conformity of RehabCare's audited financial statements to generally accepted accounting principles.

                  In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in RehabCare's Annual Report on Form 10-K with management. In connection with its review of RehabCare's financial statements, the Audit Committee discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

                  The Audit Committee meets with the independent accountants, with and without management present, to discuss the scope and plans for the audit, results of their examinations, their evaluations of RehabCare's internal controls and the overall quality of RehabCare's financial reporting. The Audit Committee reviewed with the independent accountants the acceptability of RehabCare's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including, but not limited to, those matters under SAS 61 (Codification of Statements on Auditing Standards). The Audit Committee has received from the independent auditors the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In connection with this disclosure, the Audit Committee has discussed with the independent auditors the auditors' independence from management and RehabCare.

                  In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                         AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
  WILLIAM G. ANDERSON, CPA        COLLEEN CONWAY-WELCH, PH.D., R.N.      JOHN H. SHORT, PH.D.

                    STOCKHOLDER RETURN PERFORMANCE GRAPH


                  The following graph compares the cumulative stockholder returns, assuming the reinvestment of dividends, of RehabCare Common Stock on an indexed basis with the New York Stock Exchange ("NYSE") Market Index and the Dow Jones Industry Group-Index of Health-Care Providers ("HEA") for the period beginning December 31, 1996 and ending December 31, 2001:

Comparison of Five-Year Cumulative Total Return Among RehabCare Group, Inc.,
                      NYSE Market Index and HEA Index

                                  [GRAPH]


                Assumes $100 invested on December 31, 1996 in
                     RehabCare Group, Inc. Common Stock,
                   the HEA Index and the NYSE Market Index

----------------------------------------------------------------------------------------------------------------
                     Dec. 31, 1996   Dec. 31, 1997  Dec. 31, 1998  Dec. 31, 1999  Dec. 29, 2000  Dec. 31, 2001
----------------------------------------------------------------------------------------------------------------
RehabCare Group, Inc.    100.00         197.42         139.22         158.31         765.45         441.02
----------------------------------------------------------------------------------------------------------------
HEA Index                100.00         103.07          99.00          87.37         151.57         142.52
----------------------------------------------------------------------------------------------------------------
NYSE Market Index        100.00         131.56         156.55         171.42         175.51         159.87
----------------------------------------------------------------------------------------------------------------


           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

                  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that RehabCare's executive officers and directors, and persons who own more than ten percent of RehabCare's outstanding stock, file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on a review of such reports furnished to RehabCare and written representations from RehabCare's directors and executive officers that no other reports were required to be filed, RehabCare believes that its directors and executive officers complied with all applicable Section 16(a) filing requirements during the year ended
December 31, 2001, except that late reports were inadvertently filed with respect to a Form 3 and four transactions on Form 4 for James M. Douthitt and with respect to one transaction on Form 4 for Colleen Conway-Welch.

                       INDEPENDENT PUBLIC ACCOUNTANTS

                  The Board of Directors has appointed KPMG LLP as RehabCare's independent public accountants for the year ending December 31, 2002. A representative of KPMG LLP is expected to be present at the Annual Meeting to respond to appropriate questions from stockholders and such representative will have the opportunity to make statements if he or she so desires.

                  AUDIT FEES. RehabCare paid KPMG LLP $426,000 for the audit and review of RehabCare's financial statements included in its Forms 10-K and 10-Qs during the year ended December 31, 2001.

                  FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. RehabCare did not pay any fees to KPMG LLP during the year ended December 31, 2001 for services relating to financial information system design or implementation.

                  ALL OTHER FEES. RehabCare paid KPMG LLP $739,000 for all other services during the year ended December 31, 2001, of which $285,000 were audit-related and $454,000 were for non-audit services. Audit-related services consisted primarily of an audit of the employee benefit plan, due diligence related assistance and review of secondary offering documents. Non-audit services consisted primarily of tax services.

                  The Audit Committee considered whether KPMG LLP's provision of all other services was compatible with maintaining the independence of KPMG LLP.


                          PROPOSALS OF STOCKHOLDERS

                  Proposals of stockholders and nominations for directors intended to be presented at the 2003 Annual Meeting of Stockholders must be received by the Secretary of RehabCare, 7733 Forsyth Boulevard, 17th Floor, St. Louis, Missouri 63105 by not later than November 28, 2002 for consideration for inclusion in the Proxy Statement and proxy card for that meeting. Upon receipt of any such proposal, RehabCare will determine whether or not to include such proposal in the Proxy Statement and proxy card in accordance with regulations governing the solicitation of proxies. Shareholder proposals and nominations for directors which do not appear in the Proxy Statement may be considered at the 2003 Annual Meeting of Stockholders only if written notice of the proposal is received by RehabCare by not later than February 11, 2003.

                                ANNUAL REPORT

                  RehabCare's annual report for the year ended December 31, 2001 has been mailed simultaneously to RehabCare's stockholders.

                  A copy of RehabCare's Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission (excluding exhibits), may be obtained by any stockholder, without charge, upon making a written or telephone request to Betty Cammarata, Investor Relations, 7733 Forsyth Boulevard, 17th Floor, St. Louis, Missouri 63105, telephone (314) 863-7422.

                                OTHER MATTERS

                  As of the date of this Proxy Statement, the Board of Directors of RehabCare does not intend to present, nor has it been informed that other persons intend to present, any matters for action at the Annual Meeting other than those specifically referred to herein. If, however, any other matters should properly come before the Annual Meeting, it is the intention of the persons named as proxies to vote the shares represented by proxy cards granting such proxies discretionary authority to vote on such other matters in accordance with their judgment as to the best interest of RehabCare on such matters.


                             Gregory J. Eisenhauer
                             Senior Vice President, Chief Financial Officer and Secretary

March 28, 2002

                            REHABCARE GROUP, INC.
                       ANNUAL MEETING OF STOCKHOLDERS


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby nominates, constitutes and appoints Alan C. Henderson and Gregory J. Eisenhauer (or such other person as is designated by the Board of Directors of RehabCare Group, Inc. ("RehabCare")) (the "Proxies"), or either of them, with full power to act alone, true and lawful attorney(s), with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote as designated below all of the shares of common stock, $0.01 par value, of RehabCare entitled to be voted by the undersigned at the Annual Meeting of Stockholders to be held on May 1, 2002 and at any adjournments or postponements thereof.

 THE BOARD OF DIRECTORS HAS PROPOSED AND RECOMMENDS A VOTE "FOR" THE FOLLOWING:

1.       ELECTION OF DIRECTORS (for term expiring in 2003):
         / / FOR all nominees listed below (except as specified below) / / WITHHOLD AUTHORITY to vote for all nominees listed below

   INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE, WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.

         FOR TERM EXPIRING IN 2003:

         1.  William G. Anderson        5.  John H. Short       -------------
         2.  Colleen Conway-Welch       6.  H. Edwin Trusheim
         3.  Alan C. Henderson          7.  Theodore M. Wight   -------------
         4.  Richard E. Ragsdale

2. The proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof in such manner as said proxies shall determine in their sole discretion.



      REHABCARE GROUP, INC. OFFERS TWO WAYS FOR YOU TO VOTE YOUR PROXY
    As a stockholder you can help your company save both time and expense by voting this proxy by touch tone phone

         OPTION 1    Call toll free 888-215-6726 using a touch tone phone
         --------    24 hours a day, 7 days a week, up until 5:00 p.m. Central
         VOTE BY     Standard Time on April 30, 2002. You will be asked to
         TELEPHONE   enter the proxy control number listed below. Then, if you
                     wish to vote as recommended by the Board of Directors, simply press 1. That's all there is to it. End of call. If you do not wish to vote as the Board recommends, you need only respond to a few simple prompts. THERE IS NO CHARGE FOR THIS CALL. (DO NOT
                     RETURN YOUR PROXY CARD IF YOU VOTE BY PHONE.)

                     YOUR PROXY CONTROL NUMBER IS:
                                                   -------------------------

         OPTION 2    If you do not wish to vote by touch tone phone, please
         --------    complete, sign and return the Proxy Card in the
         MAIL YOUR   enclosed envelope.
         PROXY CARD

         This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL THE NAMED NOMINEES FOR DIRECTOR.

         The undersigned acknowledges receipt of the 2001 Annual Report to Stockholders and the Notice of Annual Meeting and the Proxy Statement. Please mark, sign, date and return the Proxy Card promptly using the enclosed envelope.

Check appropriate box.
Indicate changes below:


/ / Address Change?    / / Name Change?     / / Please check
                                                this box if you
                                                plan to attend
                                                the Annual
                                                Meeting in
                                                person.


NO. OF SHARES
              ---------------

SIGN HERE
          ---------------------------------------------

SIGN HERE
          ---------------------------------------------

DATED
      -------------------------------------------------

Please sign this proxy card exactly as your shares are registered. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If more than one person holds the power to vote the same shares, any one of them may sign the proxy card. If the shareholder is a corporation, this proxy card must be signed by a duly authorized officer of the shareholder.

                                APPENDIX

         Page 15 of the printed Proxy for RehabCare contains a performance graph. The information contained in the graph has been presented in a tabular format which may be processed by the EDGAR system.